Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, July 25, 2013	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2013

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2013.

The Company promoted a NASCAR triple-header in Dover during the second quarter of 2013 and 2012. The Company also hosted the second annual Firefly Music Festival from June 21-23, 2013 on the Company’s parking grounds. The Company’s involvement included renting the land to the promoter, providing logistical assistance and handling certain concessions for which the Company retained a certain percent of the gross sales. The inaugural Firefly Music Festival was held in the third quarter of 2012.

Revenues for the second quarter of 2013 were $24,465,000 compared with $23,719,000 in the second quarter of 2012. The increase in revenues was primarily due to the contracted increase in broadcasting revenue and revenue from the Firefly Music Festival offset by lower admissions revenue from lower attendance for the Dover NASCAR weekend.

Operating and marketing expenses were $13,123,000 in the second quarter of 2013 compared to $12,528,000 in the second quarter of 2012. The increase was primarily due to the scheduled increase in purse and sanction fees and increased promotion and security costs during the Dover NASCAR weekend, as well as from costs related to the Firefly Festival.

General and administrative expenses increased slightly to $1,839,000 in the second quarter of 2013 from $1,765,000 in the second quarter of 2012.

Net interest expense decreased to $275,000 in the second quarter of 2013 from $372,000 for the second quarter of 2012. The decrease was due to lower borrowing costs and lower average outstanding borrowings in the second quarter of 2013 compared to 2012.

Earnings from operations before income tax expense for the second quarter of 2013 were $8,391,000 compared with $8,477,000 in the second quarter of 2012.

Net earnings for the second quarter of 2013 decreased slightly to $4,903,000 or $0.13 per diluted share compared to $5,018,000 or $.14 per diluted share for the second quarter of 2012.

During the second quarter of 2013, the Company repurchased 79,896 shares of its common stock on the open market at prices ranging from approximately $2.05 to $2.18 per share.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned motorsports events whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and own Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
Admissions	$4,864	$5,323	$4,864	$5,323
Event-related	4,531	3,962	4,640	4,081
Broadcasting	15,066	14,434	15,066	14,434
Other	4	-	11	7

	24,465	23,719	24,581	23,845

Expenses:
Operating and marketing	13,123	12,528	14,177	13,628
General and administrative	1,839	1,765	3,750	3,735
Depreciation	824	830	1,649	1,667

	15,786	15,123	19,576	19,030

Operating earnings	8,679	8,596	5,005	4,815

Interest expense, net	(275)	(372)	(550)	(773)
Provision for contingent obligation	(19)	249	3	289
Other income	6	4	145	4

Earnings before income taxes	8,391	8,477	4,603	4,335

Income tax expense	3,488	3,459	1,979	1,940

Net earnings	$4,903	$5,018	$2,624	$2,395

Net earnings per common share:
Basic	$0.13	$0.14	$0.07	$0.06

Diluted	$0.13	$0.14	$0.07	$0.06

Weighted average shares outstanding:
Basic	36,373	36,300	36,385	36,299
Diluted	36,373	36,300	36,385	36,299

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	June 30,	December 31,
	2013	2012	2012
ASSETS
Current assets:
Cash	$16	$7	$15
Accounts receivable	12,430	11,727	224
Inventories	183	134	124
Prepaid expenses and other	1,138	1,233	1,222
Receivable from Dover Downs Gaming & Entertainment, Inc.	57	-	-
Prepaid income taxes	-	7	-
Deferred income taxes	83	70	78

Total current assets	13,907	13,178	1,663

Property and equipment, net	91,454	94,933	92,896
Other assets	826	710	738
Deferred income taxes	464	439	490

Total assets	$106,651	$109,260	$95,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$284	470	$145
Accrued liabilities	3,918	2,674	2,903
Payable to Dover Downs Gaming & Entertainment, Inc.	-	2	-
Income taxes payable	377	-	132
Deferred revenue	4,976	5,925	2,719

Total current liabilities	9,555	9,071	5,899

Revolving line of credit	23,180	31,900	19,700
Liability for pension benefits	2,988	2,609	3,065
Other liabilities	1,931	1,965	1,934
Deferred income taxes	18,309	16,189	17,096

Total liabilities	55,963	61,734	47,694

Stockholders’ equity:
Common stock	1,840	1,838	1,836
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	102,094	102,020	102,166
Accumulated deficit	(52,632)	(55,957)	(55,256)
Accumulated other comprehensive loss	(2,465)	(2,226)	(2,504)

Total stockholders’ equity	50,688	47,526	48,093

Total liabilities and stockholders’ equity	$106,651	$109,260	$95,787

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2013	2012
Operating activities:
Net earnings	$2,624	$2,395
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation	1,649	1,667
Amortization of credit facility fees	121	112
Stock-based compensation	166	169
Deferred income taxes	1,024	1,451
Provision for contingent obligation	(3)	(289)
Gain on sale of property and equipment	(138)	-
Changes in assets and liabilities:
Accounts receivable	(12,206)	(11,038)
Inventories	(59)	(19)
Prepaid expenses and other	(103)	9
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	(57)	13
Accounts payable	139	354
Accrued liabilities	1,015	90
Income taxes payable/prepaid income taxes	429	(151)
Deferred revenue	2,257	2,796
Other liabilities	(30)	(60)

Net cash used in operating activities	(3,172)	(2,501)

Investing activities:
Capital expenditures	(207)	(220)
Proceeds from sale of property and equipment	138	-
Purchase of available-for-sale securities	(38)	-
Proceeds from sale of available-for-sale securities	34	-

Net cash used in investing activities	(73)	(220)

Financing activities:
Borrowings from revolving line of credit	14,180	9,080
Repayments on revolving line of credit	(10,700)	(6,340)
Repurchase of common stock	(234)	(27)

Net cash provided by financing activities	3,246	2,713

Net increase (decrease) in cash	1	(8)
Cash, beginning of period	15	15

Cash, end of period	$16	$7